Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Regulation A Offering Circular under the Securities Act of 1933 on Form 1-A of our report dated August 13, 2021, with respect to the audited consolidated balance sheets of Treasure & Shipwreck Recovery, Inc. (formerly Beliss Corp.) as of April 30, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.

/s/ Accell Audit & Compliance, P.A.

Tampa, Florida

February 11, 2022